Exhibit 5.1

[Letterhead of NIKE, Inc.]

July 20, 2023

NIKE, Inc.,

One Bowerman Drive,

Beaverton, Oregon 97005.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 11,000,000 shares (the “Securities”) of Class B Common Stock, no par value per share, of NIKE, Inc., an Oregon corporation (the “Company”), issuable under the NIKE, Inc. Employee Stock Purchase Plan (the “Plan”), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Restated Articles of Incorporation and the Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Oregon, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mary I. Hunter

Mary I. Hunter

Vice President, Corporate Secretary & Corporate Governance and Securities Counsel